UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

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Letter to Stockholders Annual Meeting Invitation Notice of 2008 Annual Meeting and Proxy Statement 2008 Annual Report on Form 10-K

Proxy Statement and

2008 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide this annual report for our fiscal year ending March 31, 2008, during which we again achieved record sales and earnings. Net sales increased 35% to over $2 billion and net earnings increased 32% to $59.7 million. Our stock price has reflected this performance with an increase of 39% in the past year to a closing price of $23.92 at this fiscal year end.

The growth in revenue and earnings was strong in both segments of our business and in our three geographic regions. We achieved the record earnings in spite of facing incremental commodity costs during the year of approximately $240 million, which we were able to offset through a combination of increased selling prices, higher sales volume and the continuation of our successful cost savings programs. We believe these results demonstrate the value our customers place on our quality products and service. Our employees remain committed to our continuous improvement in these areas and we thank them for their valuable contributions to the success of EnerSys.

This was a satisfying year in many ways as we addressed the many challenges we faced while achieving the record sales and earnings. We look forward to another successful upcoming year.

I thank our stockholders for their continued support, our employees for their many contributions to our success, our valued suppliers, and especially our customers for their confidence in our products and services.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non-GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the Company’s filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K attached to this letter.

Annual Meeting Invitation

June 17, 2008

Dear Fellow Stockholder:

EnerSys will hold its 2008 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 17, 2008, at 10:00 a.m. (Eastern time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

(i)

NOTICE

OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 17, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 17, 2008, at 10:00 a.m. (Eastern time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) Proposal No. 1: To elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

(2) Proposal No. 2: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2009; and

(3) To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 2, 2008, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President—Administration and

Secretary

Reading, Pennsylvania

June 17, 2008

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 17, 2008, at 10:00 a.m. (Eastern time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 17, 2008.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: To elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified; and

Proposal No. 2: To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2009.

Record Date. Only stockholders of record at the close of business on June 2, 2008 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 49,596,280 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, and “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm.

2. By telephone: Call the toll-free telephone number on the proxy card (888-693-8683) and follow the instructions.

3. Through the Internet: Access the website www.cesvote.com and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect a stockholder’s right to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. Under the rules of The New York Stock Exchange, the proposals to elect the director nominees of the Board of Directors and the ratification of the appointment of the independent registered public accounting firm are each routine matters and thus your broker or nominee has discretionary authority to vote on these matters. Accordingly, we believe that there will be no broker non-votes at the Annual Meeting. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

Attention: Richard W. Zuidema, Executive Vice President—Administration and Secretary

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or director nominees indicated.

The ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2009, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. We entered into a Securityholder Agreement, dated as of July 26, 2004, as amended (the “Securityholder Agreement”), with Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, and certain members of our senior management, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders (as defined below) may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder. As of May 28, 2008, the Institutional Stockholders held approximately 15.1% of the outstanding shares of our common stock. The Institutional Stockholders have advised us that they intend to vote all such shares in favor of the Board’s nominees for director and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

The “Institutional Stockholders” are Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSCP IV, L.P.”), MSDW IV 892 Investors, L.P. (“MSCP IV 892, L.P.”), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.”) (collectively, the “MSCP Funds”), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively, the “MSGEM Funds”), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively, the “J.P. Morgan Funds”), and First Plaza Group Trust and Performance Direct Investments I, L.P. f/k/a GM Capital Partners I, L.P. (collectively, the “GM Stockholders”). The MSCP Funds and the MSGEM Funds are hereinafter called, collectively, the “Morgan Stanley Funds.” In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments Inc., although Metalmark remains an entity owned by those individuals and continues to manage the Morgan Stanley Funds on a subadvisory basis. Three (3) of our directors, Messrs. Chung, Hoffen and Hoffman, are currently employees of both Metalmark and Citi Alternative Investments Inc. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP Funds IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

PROPOSAL NO. 1

ELECTION OF THE CLASS I DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three nor more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Messrs. Lehman, Mabus and Marlo are Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

Messrs. Chung, Hoffman and Katsaros are Class II directors, whose terms will expire at the 2009 annual meeting of stockholders; and

Messrs. Craig, Hoffen and Muscari are Class III directors, whose terms will expire at the 2010 annual meeting of stockholders.

Effective July 18, 2008, Mr. Hoffman will resign from the Board of Directors and be replaced by General Robert Magnus, USMC (Retired), who will serve as a Class II director, with a term expiring at the 2009 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Mr. John F. Lehman, Mr. Raymond E. Mabus, Jr., and Mr. Dennis S. Marlo for election as Class I directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The three director nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class I directors. Shares represented by properly delivered proxies will be voted for the Class I director nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual director nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of director nominees named.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this proxy statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	57	Chairman of the Board, President and Chief Executive Officer	2000	2010
Hwan-yoon F. Chung	34	Director	2006	2009
Howard I. Hoffen	44	Director	2000	2010
Michael C. Hoffman	45	Director	2004	2009
Arthur T. Katsaros	60	Director	2005	2009
John F. Lehman	65	Director	2004	2008
Raymond E. Mabus, Jr.	59	Director	2007	2008
Dennis S. Marlo	65	Director	2004	2008
Joseph C. Muscari	61	Director	2008	2010

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor of Science degree from Western Michigan University.

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung has been an Executive Director of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice

President of Morgan Stanley Private Equity from 2000 to 2002. He is also a Director of ACG Holdings, Inc., a private printing company. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. Mr. Hoffen has been the Chairman and Chief Executive Officer of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, from 2001 to 2004, he was the Chairman and CEO of Morgan Stanley Capital Partners and a Managing Director of MS & Co., since 1997. Mr. Hoffen serves as a Director of Union Drilling, Inc., which is listed on the NASDAQ Stock Market. He is also a Director of the following private companies: Aqua Capital Management LLC, a natural resources company, Direct Response Corporation, an auto insurance company, Homesite Group, Inc., a homeowners insurance company, MeriCap Credit, a specialty finance company, Melissa & Doug, a designer and manufacturer of educational toys and children’s products, Ocwen Structured Investments, an entity specializing in mortgage securities, and Tegrant Corporation, a specialty manufacturing company. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Michael C. Hoffman. Mr. Hoffman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Hoffman has been a Managing Director of Metalmark Capital LLC since 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley Capital Partners from 1998 to 2004. He joined MS & Co. in 1986 and worked in the firm’s Strategic Planning Group prior to joining Morgan Stanley Private Equity in 1990. Mr. Hoffman is a Director of Aventine Renewable Energy, Inc., which is listed on the NASDAQ Stock Market, ACG Holdings, Inc. and Hunter Defense Technologies, Inc., a developer of equipment for military personnel. Mr. Hoffman received his Bachelor of Science degree in Operations Research and Industrial Engineering from Cornell University.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is listed on The New York Stock Exchange. He is the Chairman of the following private companies: Special Devices, Incorporated, a manufacturer of initiators, OAO Technology Solutions, Inc., an informations solutions provider, Racal Instruments, Inc., a test and measurement systems developer, and Racal Acoustics Ltd., an audio communications company. He also serves as a Director of ISO Inc., a risk information provider. Mr. Lehman is a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Raymond E. Mabus, Jr. Mr. Mabus has been a Director of EnerSys since August 2007. Mr. Mabus served as Chairman of the Board of Foamex International Inc. (“Foamex”) from February 2004 to April 2007 and as a Director of Foamex since September 2000. He also served as President and CEO of Foamex from June 2006 to April 2007. Mr. Mabus served as U. S. ambassador to the Kingdom of Saudi Arabia from 1994 to 1996. He was elected governor of Mississippi and served from 1988 to 1992. He is currently active in his family’s timber business. Mr. Mabus also serves on the board of directors of Fusion Telecommunications International, Inc., which is listed on the American Stock Exchange, Hines Horticulture, Inc., a producer and distributor of horticultural products, Eggs Overnight, a transportation logistics company, Strategic Partnerships LLC, an employee training service company, WinCup, a manufacturer of foam and plastic cups. Mr. Mabus received a Juris Doctor from Harvard Law School, a Master of Arts in Political Science from the John Hopkins University and a Bachelor of Arts in English and Political Science from the University of Mississippi. Mr. Mabus was recommended to our Nominating and Corporate Governance Committee by a third-party search firm.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Marlo has served as an Executive Vice President of Sovereign Bancorp, Inc. since June 2004 and served as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign, and as a partner with KPMG, LLP. Mr. Marlo is currently Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise. He is also a director of NOVA Financial Holdings, Inc. and its wholly-owned subsidiary, NOVA Bank, a privately held financial services company. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari has served as Chairman and Chief Executive Officer of Minerals Technologies Inc. (“MTI”), which is listed on The New York Stock Exchange, since March 2007 and as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari worked at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from January 2006 to January 1, 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia since October 2004. He had been an Executive Vice President of Alcoa since 2002, when he had responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. Mr. Muscari was recommended to our Nominating and Corporate Governance Committee by a third-party search firm.

Effective July 18, 2008, following the resignation of Mr. Hoffman, the Board of Directors will include:

General Robert Magnus, USMC (Retired). Gen. Magnus is a retired United States Marine Corps general who served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. General Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Masters in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included the Distinguished Service Medal, Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Messrs. Chung, Hoffen and Hoffman serve on our Board of Directors as designated by Metalmark pursuant to the Securityholder Agreement. For more information regarding our Board of Directors, see “Corporate Governance—Controlled Company Exemption” below. The Securityholder Agreement also provides that our

Chief Executive Officer shall be nominated to the Board of Directors. The stockholders party to the Securityholder Agreement, including certain members of our senior management, have agreed to vote their shares of our common stock to elect these nominees for director.

CORPORATE GOVERNANCE

Controlled Company Exemption

Prior to the completion of a secondary offering of EnerSys common stock on July 5, 2007, our Board of Directors had determined that due to the beneficial ownership of over 50% of our common stock by the Institutional Stockholders, who are parties to the Securityholder Agreement, EnerSys was a “controlled company” for purposes of the corporate governance requirements of The New York Stock Exchange (“NYSE”). As such, our Board of Directors had elected to be exempted from the NYSE’s requirements that a majority of our Board of Directors be independent directors and that all members of our Nominating and Corporate Governance Committee be independent directors. Following the completion of this secondary offering, the beneficial ownership of the Institutional Stockholders was reduced to less than 50% of our common stock, and, accordingly, EnerSys ceased to be a controlled company based on the NYSE’s corporate governance requirements. Pursuant to the phase-in rules of the NYSE, EnerSys is required to be in full compliance with the NYSE’s requirements for an independent Nominating and Corporate Governance Committee and a majority of independent directors by July 5, 2008, twelve-months from the date EnerSys ceased to be a controlled company. Effective June 12, 2008, Kenneth F. Clifford resigned from our Board of Directors. Effective upon Mr. Clifford’s resignation, our Board of Directors, based upon the recommendation of our Nominating and Corporate Governance Committee, appointed Joseph C. Muscari as a member of our Board of Directors to serve as a Class III director with a term expiring at the 2010 annual meeting of stockholders. Effective July 4, 2008, Mr. Hoffen will resign as a member of our Nominating and Corporate Governance Committee. Effective upon Mr. Hoffen’s resignation from the Committee, our Nominating and Corporate Governance Committee will consist solely of independent directors, and Metalmark, on behalf of the Institutional Stockholders, has temporarily waived the requirement that this Committee have at least three members. By taking such actions, EnerSys will be in full compliance with the corporate governance requirements of the NYSE.

Independence of Directors

Our Board of Directors determined that Messrs. Katsaros, Lehman, Mabus, Marlo and Muscari are independent from EnerSys and our management under the NYSE’s listing standards. These standards are attached as Appendix A. The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between either of Messrs. Katsaros, Lehman, Mabus, Marlo or Muscari and EnerSys.

Messrs. Chung, Hoffen and Hoffman are employees of Metalmark, which, together with the other Institutional Stockholders, pursuant to the Securityholder Agreement, and through the Subadvisory Agreement, was the controlling stockholder of EnerSys until July 5, 2007. As such, the three-year period of non-affiliation required for independence from EnerSys and our management is measured from such date. Therefore, Messrs. Chung and Hoffen may become “independent” after July 5, 2010, if the Board of Directors determines that the other indicia of independence described above are also met.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Since September 14, 2007, our Audit Committee consisted of Messrs. Marlo (Chairperson), Katsaros and Mabus. Prior thereto, the Audit Committee consisted of Messrs. Marlo (Chairperson), Katsaros and Lehman. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the SEC under the Exchange Act. The Board of Directors has determined that Messrs. Katsaros, Mabus and Marlo are independent directors. Our Audit Committee held a total of nine (9) meetings in the fiscal year ended March 31, 2008, seven (7) of which were in person and two (2) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of our internal audit function.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Effective as of April 1, 2007, our Board reconstituted our Compensation Committee such that it now consists solely of independent directors. Since September 14, 2007, our Compensation Committee consisted of Messrs. Lehman (Chairperson), Katsaros and Marlo. Prior to September 14, 2007, Mr. Marlo was the Chairperson of the Compensation Committee. The Board of Directors has determined that Messrs. Katsaros, Lehman and Marlo are independent directors.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and executive officers other than the CEO;

•	reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters; and

•	administering our equity plans and other incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our CEO and our other named executive officers. It engages its own independent compensation consultant, currently Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer companies, assess total compensation of our executives, and make recommendations about changes in the compensation. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our named executive officers. The Compensation Committee utilizes a similar methodology for recommending director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of five (5) meetings in the fiscal year ended March 31, 2008, four (4) of which were in person, and one (1) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2008, or had previously been, an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Since September 14, 2007, our Nominating and Corporate Governance Committee consisted of Messrs. Hoffen (Chairperson), Lehman and Mabus. Prior thereto, the Nominating and Corporate Governance Committee consisted of Messrs. Hoffen (Chairperson), Fry and Marlo, until Mr. Fry’s resignation on July 31, 2007. Effective July 4, 2008, following Mr. Hoffen’s resignation from the Committee, our Nominating and Corporate Governance Committee will consist of Messrs. Mabus (Chairperson) and Lehman. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee held a total of three (3) meetings in the fiscal year ended March 31, 2008, two (2) of which were in person, and one (1) of which was held telephonically.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. The Nominating and Corporate Governance Committee, Committee Chair and/or our Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Executive Vice President—Administration and Secretary).

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Charters of the Committees of the Board of Directors

The Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During our fiscal year 2008, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. The Chairman of the Board attended the 2007 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated by the Board of Directors. Mr. Hoffen has been designated as the presiding director for fiscal year 2009. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee should submit such communication in writing addressed to the “Presiding Director” or “Non-Management Directors,” at EnerSys,

P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Presiding Director or Non-Management Directors at presidingdirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. The code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code for executive officers or directors will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important ingredients in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs; and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We do not separately compensate the directors of our Board who are also employees.

Compensation Paid to Board Members

In fiscal year 2008, our Compensation Committee used Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to study a peer group of companies, which peer group is the same group that the Compensation Committee used to recommend the compensation of our named executive officers as we describe on page 17, to assist the Compensation Committee in setting the compensation of our non-employee directors, for fiscal year 2008 and 2009. Based in part on this study, the Compensation Committee recommended, and the Board approved an increase in the annual retainer to $50,000 in cash, as well as an increase in the meeting and other fees to the amounts set forth below:

•	In-person board meetings—$1,500 each

•	Telephonic Board meetings—$750 each

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$10,000 per year

•	Committee (non-Audit Committee) Chairperson—$5,000 per year

Equity Compensation

Based in part on the recommendation of the Compensation Committee’s compensation consultant, the Compensation Committee has determined that total non-employee director compensation should consist of a greater amount of equity-based compensation than was paid in previous years. For fiscal year 2008, the Compensation Committee recommended, and the Board approved, an award to each non-employee director of restricted stock units, with a fair market value on August 13, 2007 (the date of the award), of $47,000 of our common stock. These restricted stock units vest on September 13, 2008. For fiscal year 2009, the Board approved an award to each non-employee director of restricted stock units, with a fair market value on the date of the award of $60,000 of our common stock. The fiscal year 2009 award will vest thirteen months from the date of award. We made these awards in accordance with our policy on granting equity awards, which we describe on page 23.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors which we refer to as the “Director Plan,” which was formerly called the EnerSys Stock Unit Deferred Compensation Plan for Directors, each non-employee director may defer receipt of all or a portion of the shares of stock payable due to vesting of the restricted stock units. Under the Director Plan, at a director’s election, the shares otherwise payable, together with any dividends thereon, will be credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

Effective January 1, 2009, the Compensation Committee amended the Director Plan to permit each non-employee director to also defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board. Participants may elect to allocate the deferred fees (i) into an investment account, which investment options will be a subset of the investment options available from time to time in our 401(k) retirement plan, or (ii) into a stock unit account, upon which the participant will be awarded stock units pursuant to one of our stockholder-approved equity compensation plans. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control.

The Director Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own, over the next five years, shares of our common stock with a value equal to five times the annual director retainer (not including meeting or committee chair fees) paid to such director during the previous fiscal year. The Compensation Committee will measure stock ownership on an annual basis. We expect each director to attain the investment level within five years from May 1, 2008, or five years from the date the director first becomes a non-employee director, if later. Shares beneficially owned by the director as well as restricted stock units awarded for fiscal year 2009 and thereafter, whether vested or unvested, will be included in calculating ownership levels.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2008. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, non-qualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2008.

Name(1)	Fees Earned Paid in Cash	Stock Awards(2)	Total
Hwan-yoon F. Chung	$56,000	$47,000	$103,000
Howard I. Hoffen	$59,500	$47,000	$106,500
Michael C. Hoffman	$56,000	$47,000	$103,000
Arthur T. Katsaros	$69,500	$47,000	$116,500
John F. Lehman	$62,967	$47,000	$109,967
Raymond E. Mabus, Jr.	$42,334	$47,000	$89,334
Dennis S. Marlo	$90,033	$47,000	$137,033

Former Directors
Kenneth F. Clifford(3)	$56,000	$47,000	$103,000
Eric T. Fry(4)	$19,667	$47,000	$66,667

(1)	On March 31, 2008, each of our non-employee directors held 2,478 unvested restricted stock units. In addition, on March 31, 2008, each of Messrs. Hoffen, Hoffman, Lehman, and Marlo holds 5,000 vested stock options; and each of Messrs. Clifford, and Katsaros holds 2,500 vested stock options. Messrs. Chung, Clifford, Hoffen, and Hoffman hold such restricted stock units and stock options in connection with their respective employment arrangements with Metalmark. Pursuant to the terms of the Director Plan, which we describe above, Messrs. Katsaros and Marlo each elected to defer receipt of 100% of the common stock underlying their respective restricted stock units awards that each received for fiscal year 2008.

(2)	This value represents the accounting expense that we recognized for financial statement reporting purposes under SFAS 123(R) of the restricted stock units that we awarded to each non-employee director on August 13, 2007 (as we describe above). Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K, which we filed on June 11, 2008.

(3)	Mr. Clifford resigned from the Board effective June 12, 2008.

(4)	Mr. Fry resigned from the Board effective July 31, 2007.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Arthur T. Katsaros and Raymond E. Mabus, Jr. The Board, in the exercise of its business judgment, has determined that each member of the Audit Committee is “financially literate” as required under the NYSE’s listing standards and has determined that Mr. Marlo qualifies as the Committee’s “audit committee financial expert” as defined in relevant SEC rules. During fiscal year 2008, the Audit Committee of the Board of Directors of EnerSys was composed of three directors, each of whom has been determined to be independent by our Board, consistent with the listing standards of the NYSE. For additional information relating to the responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our outside independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2008, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Fees of Independent Auditors

The following tables sets forth the aggregate fees for the fiscal year ended March 31, 2008, and March 31, 2007, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2008	March 31, 2007
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q and public offerings and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002	$3,516,400	$3,709,683
Audit-Related Fees:
Fees associated with target acquisitions and general accounting consultations	12,475	25,763
Tax Fees:
Fees associated with income tax compliance, advice and planning	111,942	278,798
All Other Fees	0	0

Total	$3,640,817	$4,014,244

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2008, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2007 and 2008.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2009

The Audit Committee appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2009. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Dennis S. Marlo, Chairperson

Arthur T. Katsaros

Raymond E. Mabus, Jr.

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Mr. Craig, whose information is included under “Board of Directors”) are listed below. All data is as of June 17, 2008.

Michael T. Philion, age 56, Executive Vice President—Finance and Chief Financial Officer. Mr. Philion has served as Executive Vice President—Finance and Chief Financial Officer since November 2000. He started with the Company’s predecessor in 1994. Mr. Philion is a certified public accountant. He received his Bachelor of Science degree in Accounting from Pennsylvania State University.

Richard W. Zuidema, age 59, Executive Vice President—Administration and Secretary. Mr. Zuidema has served as Executive Vice President—Administration and Secretary since March 2002. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He started with the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Sciences degree in Business Administration and Finance from the State University of New York.

John A. Shea, age 45, Executive Vice President—Americas. Mr. Shea has served as Executive Vice President—Americas since February 2005. Prior thereto, Mr. Shea served as Executive Vice President—Motive Power Americas since March 2002. From November 2000 to March 2002, he served as Executive Vice President—Motive Power. He started with the Company’s predecessor in 1987. Mr. Shea received his Bachelor of Arts degree in Business Administration with majors in Marketing and Human Resource Management from California State University.

Raymond R. Kubis, age 54, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policy

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees with the long-term interests of our stockholders through award opportunities that result in ownership of a significant amount of our common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should foster the long-term focus required for success in our industry. While all of our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to our achievement of its strategic and operational goals.

•

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

•

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of corporate and industry performance, including sales growth, stock price, EBITDA, and net income. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of all employees, including the CEO and the other named executive officers. Beginning in fiscal year 2007, the Compensation Committee adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are summarized and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officers, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•

Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal years 2007 and 2008 with a peer group consisting of the following companies, which companies are broadly similar with respect to industry (generally, manufacturers of electrical components and equipment) and size (based on revenues):

Ametek, Inc.	Hubbell Incorporated
A.O. Smith Corporation	Regal - Beloit Corporation
AVX Corporation	Spectrum Brands, Inc.
Baldor Electric Company	Thomas & Betts Corporation
C&D Technologies, Inc.	Woodward Governor Company
Energizer Holdings	Artesyn Technologies, Inc. (2007 only)
Exide Technologies	The Lamson & Sessions Co. (2007 only)
Franklin Electric	Tektronix, Inc. (2007 only)
GrafTech

The Compensation Committee compares each peer group company’s executive compensation programs as a whole, and compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. In addition to the peer group, the Compensation Committee, with the assistance of the independent compensation consultant, also considers non-industry-specific compensation information on pay levels and compensation-delivery practices for similarly sized companies across more than 200 different industries excluding the financial services industry. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the comparison companies.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual short-term incentive opportunities in the form of cash awards based upon our fiscal year performance, long-term incentive opportunities in the form of either options to acquire our common stock, restricted common stock or restricted common stock units, or any combination thereof. As more fully described in the section entitled “Deferred Compensation Plan,” effective April 1, 2009, certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we provide the named executive officers with the same employee benefits as we generally provide to our other U.S. employees and we also provide limited perquisites and personal benefits, as described in the footnotes following the Summary Compensation Table. Mr. Kubis receives substantially the same employee benefits as our other named executive officers, except that he, as we more completely describe in the footnotes following the Summary Compensation Table, receives an annual cost of living adjustment and certain additional perquisites to compensate him for working and living in Europe. We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

In fiscal year 2007, Mr. Kubis worked and lived in Brussels, Belgium, and we paid him in Euros. For purposes of this Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in Euros in fiscal year 2007 to U.S. dollars using the exchange rate as of March 31, 2007, of $1.34 per Euro. At the beginning of the second quarter of fiscal year 2008, Mr. Kubis relocated to Zurich, Switzerland in connection with the relocation of our European headquarters from Brussels. In fiscal year 2008, we paid Mr. Kubis partly in U.S. dollars, partly in Euros (for the time he worked in Brussels), and partly in Swiss francs (for the time he worked in Zurich). For the purposes of the Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in fiscal year 2008 and the amounts that he is entitled to receive in fiscal year 2009 using the exchange rates as of March 31, 2008, of $1.5774 per Euro and $1.0058 per Swiss franc. We converted the amounts that were paid or payable to Mr. Kubis in U.S. dollars from Swiss francs using a fixed exchange rate of $0.8186 per Swiss franc pursuant to the terms of his employment agreement.

Base Salary

Base salary is the guaranteed element of an employee’s annual cash compensation. The value of base salary reflects the employee’s skill set and the market value of that skill set. The Compensation Committee generally considers whether each of our named executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers.

In establishing Mr. Craig’s base salary for fiscal year 2007, the Compensation Committee applied the process described above. They noted that Mr. Craig’s base salary was at the 75th percentile relative to our peer group, and, under Mr. Craig’s leadership in fiscal year 2006, we outperformed our major competitors and achieved acceptable levels of profitability despite significant raw material cost pressures. In setting Mr. Craig’s compensation for fiscal years 2008 and 2009, the Compensation Committee considered the success of our business and Mr. Craig’s overall performance in the previous fiscal year as well as the recommendations of the independent compensation consultant.

The Compensation Committee reviewed similar considerations for each of the other named executive officers in determining each of their respective base salaries. The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2007, 2008, and 2009, are as follows:

Name	2007	2008	2009
John D. Craig	$783,000	$815,000	$850,000
Michael T. Philion	$362,000	$377,000	$400,000
Richard W. Zuidema	$363,000	$378,000	$400,000
John A. Shea	$352,000	$367,000	$385,000
Raymond Kubis	$430,140	$522,793	$543,367

Management Incentive Plan

Annually, under our Management Incentive Plan, which we refer to as the “MIP,” our executives, including the named executive officers may receive a cash bonus upon satisfaction of pre-established financial targets. Under the MIP, the Compensation Committee establishes a range of financial targets based on our corporate budget, which is subject to Board approval. The Compensation Committee established this annual cash bonus program to better align each participant’s goals with our profitability and net debt objectives for each year. Consistent with our compensation policy, individuals with greater job responsibilities had a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has minimum, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our corporate organization. The potential payouts are stated as a percentage of base salary, which percentage generally remains constant from year-to-year. In establishing the targets, significant consideration is given to our prior year’s performance and budget for the upcoming year. Satisfactory individual performance is a condition to payment. In the case of our CEO and our other named executive officers, a target bonus percentage is set in the respective individual’s employment agreement.

The Compensation Committee believes that this mix of performance measures will encourage employees to focus appropriately on improving both our balance sheet strength and net earnings. In setting the targets, the Compensation Committee emphasizes bottom-line earnings so that we can directly reward employees for their contributions. These performance measures are also effective motivators because they are easy to track and are easily understandable by the participants.

The Compensation Committee may adjust the earnings results on which bonuses under the MIP are determined to reflect the effect of certain extraordinary events. The adjustments are intended to ensure that award payments represent the underlying growth of our core business and are not artificially inflated or deflated due to such events in the applicable fiscal year. In addition, the Compensation Committee will adjust the average daily net debt goals through the application of a pre-established objective formula to reflect higher or lower than anticipated sales volume in the applicable fiscal year.

At the end of each fiscal year, the Compensation Committee, in the case of the CEO and other named executive officers, has discretion to adjust an award payout. The Compensation Committee did not exercise this discretion in fiscal years 2007 or 2008.

Fiscal Year 2007 MIP Targets and Payouts

The Compensation Committee considered the following when establishing the awards for fiscal year 2007:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2007 were 15%, 100%, and 170% of base salary, respectively. The other named executive officers’ minimum, target, and maximum bonus targets for fiscal year 2007 were 9%, 60%, and 102% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2007 performance measures based 70% on earnings per share (EPS) and 30% on average daily net debt (which is total long- and short-term corporate debt and capital lease obligations minus short-term investments held in the U.S.). The performance measures for fiscal year 2007, determined in connection with the approval of the applicable fiscal year budgets, were as follows:

Measurement	Minimum	Target	Maximum
EPS	$0.78	$0.80	$1.20
Average Daily Net Debt	$424.2 million	$414.2 million	(N/A	)

The bonuses paid to our CEO and named executive officers for fiscal year 2007 were 130% of bonus target because of above-target EPS achievement and above-target average daily net debt goal. Consistent with past practice and based on criteria established at the beginning of the performance period in accordance with the terms of the MIP as described above, the Compensation Committee adjusted the earnings results on which fiscal year 2007 bonuses were determined to eliminate the effect of expenses incurred in connection with a secondary offering and several unsuccessful acquisitions. Also in accordance with the MIP, we adjusted the average daily net debt goal to reflect higher than anticipated sales volume in fiscal year 2007.

Fiscal Year 2008 MIP Targets and Payouts

The Compensation Committee considered the following when establishing the awards for fiscal year 2008:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2008 were 15%, 100%, and 170% of base salary, respectively. The other named executive officers’ minimum, target, and maximum bonus targets for fiscal year 2008 were 9%, 60%, and 102% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2008 performance measures based 70% on EPS and 30% on average daily net debt (which is total long- and short-term corporate debt and capital lease obligations minus short-term investments held in the U.S.). The performance measures for fiscal year 2008, determined in connection with the approval of the applicable fiscal year budgets, were as follows:

Measurement	Minimum	Target	Maximum
EPS	$0.84	$0.93	$1.40
Average Daily Net Debt	$421.0 million	$411.0 million	(N/A	)

The bonuses paid to our CEO and named executive officers for fiscal year 2008 were 170% of bonus target because of above-target EPS achievement and above-target average daily net debt goal. Consistent with past practice and based on criteria established at the beginning of the performance period in accordance with the terms of the MIP as described above, the Compensation Committee adjusted the earnings results on which fiscal year 2008 bonuses were determined to eliminate the effect of expenses incurred in connection with three secondary offerings and the restructuring of our European operations. Also in accordance with the MIP, we adjusted the average daily net debt goal to reflect higher than anticipated sales volume in fiscal year 2008.

Fiscal Year 2009 MIP Targets

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2009:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2009 are 15%, 100%, and 200% of base salary, respectively. The other named executive officer’s minimum, target, and maximum bonus targets for fiscal year 2009 are 9%, 60%, and 120% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2009 performance measures based 70% on EPS and 30% on average daily net debt (which is total long- and short-term corporate debt and capital lease obligations minus short-term investments held in the U.S.). The performance measures for fiscal year 2009 were determined in connection with the approval of the applicable fiscal year budgets. The Compensation Committee believes it set the minimum, target, and maximum performance measures for fiscal year 2009 such that the performance measures represent meaningful improvements for the organization and improved business performance and, therefore, are reasonably difficult to attain.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards under our 2004 and 2006 Equity Incentive Plans to our employees, including the CEO and the other named executive officers. In addition, certain of our named executive officers have outstanding awards under our 2000 Equity Incentive Plan, which has expired by its terms. We generally award equity in the form of restricted stock units and options to purchase our common stock.

•

Restricted stock unit awards provide employees with shares of our common stock if the employee remains employed by us or one of our subsidiaries for the vesting period. Generally, restricted stock units that we award to employees vest ratably over a four-year period (25% per year) and participants accrue dividend equivalent units from the date of award. First, because we do not provide our named executive officers with the ability to participate in a defined benefit pension plan or similar program, the Compensation Committee has determined to make equity awards that are not solely dependent on the appreciation of our common stock. Second, because we provide the same types of awards to all participating employees on a worldwide basis, restricted stock units provide certain tax and other advantages to our non-U.S. employees as compared to awards of restricted stock. We amended our 2006 Equity Incentive Plan to provide for minimum vesting periods for full value equity awards such as restricted stock and restricted stock units. Five percent of the number of shares issuable under the 2006 Equity Incentive Plan are not subject to this limitation.

•

Stock options align our employees’ interests with stockholders because options have value only if the stock price increases over time. Our stock options generally have 10-year terms and we grant all options with an exercise price equal to the fair market value of our common stock on the date of grant. The Compensation Committee grants stock options in order to encourage employees to focus on long-term growth. In addition, we intend stock options to help retain key employees because they generally vest ratably over a three- or four-year period and, if not exercised, are forfeited if the employee terminates employment before retirement. The vesting schedule also helps keep employees focused on long-term performance. To obtain value, the employee must remain employed with us or one of our subsidiaries until the options are vested and the stock price must have appreciated above the exercise price, which is the market price of our common stock on the grant date.

Fiscal Year 2008 Equity Awards

During fiscal year 2007, we did not award any equity incentive compensation to our CEO or other named executive officers. After the end of fiscal year 2007, however, the Compensation Committee, based in part on recommendations from its independent compensation consultant and in view of our earnings performance in fiscal year 2007 relative to our competitors despite continuing extreme raw material cost pressure, recommended certain of our key employees, including our CEO and other named executive officers be awarded equity compensation. To ensure that our key employees are properly focused on stockholder value and recognizing our lack of a defined benefit pension plan, the Compensation Committee decided that the awards would be in the form of 50% stock options and 50% restricted stock units, based on value.

In determining the value of awards for executives, in fiscal year 2008, the Compensation Committee’s overall objective, based in part on the recommendation of the Compensation Committee’s compensation consultant, was to set the combined values of the awards at a level that was approximately equivalent to the 75th percentile relative to the value of our competitor’s long-term incentive grants. The Compensation Committee recommended, and the Board approved, the number of stock options and restricted stock units prior to the pre-established grant date. The Compensation Committee based the number of awards on a percentage of our capitalization. The Compensation Committee determined the valuation using the closing price of our common stock on the grant date, in accordance with our policy on granting equity awards, which we describe on page 23. The awards vest ratably over four years. The awards were as follows:

Name	Number of Stock Options	Number of Restricted Stock Units	Total Value(1)
John D. Craig	83,448	41,324	$1,508,533
Michael T. Philion	17,818	8,824	$322,113
Richard W. Zuidema	17,818	8,824	$322,113
John A. Shea	17,818	8,824	$322,113
Raymond Kubis	17,818	8,824	$322,113

(1)	The total value is the sum of the value of the restricted stock units and stock options determined as of May 29, 2007, the date of grant. The value of each restricted stock unit was $18.25, the closing price of our common stock on the date of grant; and the value of each stock option on that date was approximately $9.04, as determined using the Black-Scholes valuation method, which assumptions and value may be different from the value that we used for financial accounting purposes.

Fiscal Year 2009 Equity Awards

On May 1, 2008, the Compensation Committee approved equity awards to the named executive officers. The Compensation Committee determined a total value for each executive’s awards based on a level that was approximately equivalent to the 75th percentile relative to the value of our competitor’s long-term incentive grants. The Compensation Committee determined the valuation using the closing price of our common stock on the date of grant, in accordance with our policy on granting equity awards. The Compensation Committee awarded Mr. Craig an equity award with a value of $2,500,000, and Messrs. Philion, Zuidema, Shea, and Kubis each received an award with a value of $700,000. Half of each named executive officer’s award is in the form of stock options and the other half is in the form of restricted stock units. The stock options vest ratably over three years and the restricted stock units vest ratably over four years. Each named executive officer could elect to receive the value of his restricted stock unit award instead in the form of stock options. No named executive officer elected to receive stock options in lieu of the restricted stock unit portion of his award.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of any cash bonus payable to such participants with respect to a fiscal year. Under the Deferred Compensation Plan, which is effective April 1, 2009, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates (or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year). Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options will be a subset of the investment options available, from time-to-time, in our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account. All amounts allocated to the stock unit account are invested in restricted stock units awarded under one of our stockholder-approved equity compensation plans. If a participant elects to allocate the deferred amounts to the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon a change in control.

The Deferred Compensation Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Employee Benefits

We generally offer all our non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, disability insurance, life insurance, and a discount program for our products. We also make a 401(k) retirement plan available to all eligible non-unionized U.S. employees as a means to save for retirement on a tax-advantaged basis. In addition, we provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers. We provide these perquisites and personal benefits in order to compete and retain executive talent. You can find information about these perquisites in the footnotes to the summary compensation table.

Other Matters

Policy on Granting Equity Awards.

Effective beginning in fiscal 2008, we established a written policy on granting equity awards. The policy provides the authority for granting awards, the procedure for granting awards and how we determine the date of grant and exercise price, in the case of options, of such awards. The Compensation Committee has the authority to make all equity awards. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the senior vice president level.

The exercise price of stock options is always the closing price of our stock on the grant date. This procedure provides assurance that the grant dates are not being manipulated to result in a price that is favorable to us or our employees. Except for awards to new hires, and subject to applicable local law, the grant date for option grants to all eligible employees, including executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. In the event of grants to new hires, the grants are effective on the first trading day of the month following the date of hire.

Hedging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, or zero-cost collars or forward sales contracts. We expect each employee to bear the full risks and rewards of stock ownership.

Tax Deductibility of Executive Compensation

We generally seek to maximize deductibility for tax purposes of all elements of compensation. The Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G and may revise compensation plans and arrangements from time to time to maximize deductibility. The Compensation Committee may, however, approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in our best interest. In fiscal years 2007 and 2008, no named executive officer received compensation that was not fully deductible.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors effective May 1, 2008. We intend the guidelines to align the interests of executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to five times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect our vice presidents to attain and maintain an investment level equal to one times their annual base salary. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” We expect that each individual attain such investment levels within five years from May 1, 2008, or five years from the date a specified ownership level commences, if later. Shares beneficially owned by the individual and restricted stock units awarded for fiscal year 2009 and thereafter, whether vested or unvested, will be included in calculating ownership levels. We will measure the ownership levels on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plans, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 16-24 of this report. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Arthur T. Katsaros

Dennis S. Marlo

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2007 and 2008 by our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers, who we refer to as the “named executive officers.” We made no discretionary bonus payments to any of our named executive officers in fiscal years 2007 or 2008, and we did not maintain any defined benefit pension arrangements, or maintain deferred compensation plans for our named executive officers during fiscal years 2007 and 2008; accordingly we have omitted the “Bonus” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total
John D. Craig Chairman, President, Chief Executive Officer and Director	2008 2007	$ $	815,000 783,000	$ $	308,796 300,215	$ $	136,386 0	$ $	1,385,500 1,015,943	$ $	75,541 73,910	(3)	$ $	2,721,223 2,173,068

Michael T. Philion Executive Vice President- Finance and Chief Financial Officer	2008 2007	$ $	377,000 362,000	$ $	89,304 109,446	$ $	29,120 0	$ $	384,540 281,817	$ $	34,256 30,841	(4)	$ $	914,220 784,104

Richard W. Zuidema Executive Vice President- Administration and Secretary	2008 2007	$ $	378,000 363,000	$ $	89,304 109,446	$ $	29,120 0	$ $	385,560 282,596	$ $	26,080 27,114	(5)	$ $	908,064 782,156

John A. Shea Executive Vice President-Americas	2008 2007	$ $	367,000 352,000	$ $	89,304 109,446	$ $	29,120 0	$ $	374,340 274,032	$ $	27,919 26,683	(6)	$ $	887,663 762,161

Raymond R. Kubis President-Europe	2008 2007	$ $	519,303 430,140	$ $	103,775 137,610	$ $	29,120 0	$ $	561,139 334,865	$ $	306,944 151,404	(7)	$ $	1,520,281 1,054,019

(1)	Represents the compensation costs of stock options, restricted stock, or restricted stock unit awards, as applicable, recognized for financial reporting purposes for the applicable fiscal year under SFAS 123(R), and not amounts actually received by the named executive officer. See “Note 16 Share-Based Payments—Stock Option, Restricted Stock and Other Stock Awards” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2007, and 2008, for the assumptions made in determining SFAS 123(R) values.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	For fiscal year 2008, consists of our 401(k) plan contributions in the amount of $11,313; life and disability insurance premiums in the amount of $38,237; automobile expenses; club membership dues; personal use of company-provided automobile; and spousal travel expenses.
(4)	For fiscal year 2008, consists of our 401(k) plan contributions in the amount of $11,313; automobile expenses; personal use of company-provided automobile; and club membership dues.
(5)	For fiscal year 2008, consists of our 401(k) plan contributions in the amount of $11,313; automobile expenses; subscriptions and memberships; and personal use of company-provided automobile.
(6)	For fiscal year 2008, consists of our 401(k) plan contributions in the amount of $11,313; automobile expenses; personal use of company-provided automobile; and spousal travel expenses.
(7)	For fiscal year 2008, consists of our 401(k) plan contributions in the amount of $15,881; private school tuition for Mr. Kubis’s children in the amount of $31,181; tax preparation and planning fees; automobile expenses in the amount of $27,686; family travel expenses; membership expenses; housing allowance of $53,229; cost of living adjustment in the amount of $65,839; and relocation expenses of $90,097.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause our stockholders to elect him as a director and as Chairman of the Board.

Mr. Craig’s employment agreement also provides that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment. Under his employment agreement and contingent upon meeting goals that the Compensation Committee will establish, Mr. Craig is entitled to an annual target bonus of up to 100% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Craig’s employment agreement to provide certain payments to him upon his termination of employment.

Employment Agreements with Messrs. Philion, Zuidema, and Shea

We entered into employment agreements with each of Messrs. Philion, Zuidema, and Shea on November 9, 2000. Each of the agreements is substantially the same. Each employment agreement is for a two-year term that automatically extends on a daily basis to continue for two years from the date of such extension. These employment agreements provide generally that the executives may not compete with our business or solicit any of our customers or employees for two years following termination of employment. Under their respective employment agreements and contingent upon meeting goals established by the Compensation Committee, each of Messrs. Philion, Zuidema, and Shea is entitled to an annual target bonus of up to 60% of their respective base salaries. See “Potential Payments upon Termination or Change in Control” for information about our obligations under each of Messrs. Philion’s Zuidema’s, and Shea’s employment agreements to provide certain payments to them upon their respective terminations of employment.

Agreements with Mr. Kubis

On January 8, 2002, we entered into a directorship agreement and a managing directorship agreement with Mr. Kubis with respect to his services as President-Europe. These directorship agreements were for two-year terms that we could extend at our option. We terminated these agreements effective June 30, 2007, in connection with the relocation of our European headquarters to Zurich, Switzerland from Brussels Belgium. As a result of this change, Mr. Kubis relocated to Zurich from Brussels and is now employed by our Swiss subsidiary, EH Europe GmbH, pursuant to a new employment agreement dated as of July 1, 2007. The new employment agreement is not for a specific term and provides that either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Kubis may not compete with our business or solicit any of our employees for at least two years following termination of his employment.

Under his new employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Kubis is entitled to an annual target bonus of up to 60% of his base salary. The employment agreement provides that Mr. Kubis is entitled to:

•	the use of a company car or a car allowance;

•	receive reimbursement for certain expenses that Mr. Kubis incurs as a result of being located outside of the United States, including reimbursement of school tuition for his children;

•	air travel to and from the United States for Mr. Kubis and his spouse and children;

•	tax preparation and consulting services;

•	a housing allowance;

•	certain cost of living adjustments; and

•	income tax indemnification for any taxes paid by Mr. Kubis in excess of 30% of his total compensation.

See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Kubis’ employment agreement to provide certain payments to him upon his termination of employment.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2008

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price option awards ($/Sh)	Grant date fair value of stock and option awards
			Threshold	Target	Maximum
John D. Craig	N/A	N/A	$122,250	$815,000	$1,385,500
	5/29/07	4/02/07					83,448	$18.25	$667,584
	5/29/07	4/02/07				41,324			$754,163

Michael T. Philion	N/A	N/A	$33,930	$226,200	$384,540
	5/29/07	4/02/07					17,818	$18.25	$142,544
	5/29/07	4/02/07				8,824			$161,038

Richard W. Zuidema	N/A	N/A	$34,020	$226,800	$385,560
	5/29/07	4/02/07					17,818	$18.25	$142,544
	5/29/07	4/02/07				8,824			$161,038

John A. Shea	N/A	N/A	$33,030	$220,200	$374,340
	5/29/07	4/02/07					17,818	$18.25	$142,544
	5/29/07	4/02/07				8,824			$161,038

Raymond R. Kubis	N/A	N/A	$49,381	$329,209	$559,656
	5/29/07	4/02/07					17,818	$18.25	$142,544
	5/29/07	4/02/07				8,824			$161,038

(1)	We made all equity awards to the named executive officers in fiscal year 2008 in accordance with our policy on granting equity awards, which we describe on page 23.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Compensation Discussion and Analysis for a discussion of the amounts actually earned for fiscal years 2007 and 2008.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2008

The following table sets forth the outstanding equity awards held by named executive officers at the end of the 2008 fiscal year. The year-end values set forth in the table are based on the $23.92 closing price for our common stock on March 31, 2008, the last trading day of the fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	227,358				$10.82	11/9/2010	11,783	(2)	$281,849
	64,609				$29.36	11/9/2010	11,783	(2)	$281,849
	86,155				$21.91	11/9/2010	41,324	(1)	$988,470
	164,827				$21.91	03/22/12
	594,626				$10.82	03/22/12
		83,448	(1)		$18.25	05/29/17

Michael T. Philion	28,657				$10.82	11/9/2010	4,296	(2)	$102,760
	25,821				$29.36	11/9/2010	4,296	(2)	$102,760
	34,428				$21.91	11/9/2010	8,824	(1)	$211,070
	117,760				$10.82	03/22/12
	65,957				$21.91	03/22/12
	42,158				$16.24	03/22/09
		17,818	(1)		$18.25	05/29/17

Richard W. Zuidema	9,200				$3.74	11/9/2010	4,296	(2)	$102,760
	3,657				$10.82	11/9/2010	4,296	(2)	$102,760
	25,821				$29.36	11/9/2010	8,824	(1)	$211,070
	34,428				$21.91	11/9/2010
	237,760				$10.82	03/22/12
	65,957				$21.91	03/22/12
	42,158				$16.24	03/22/09
		17,818	(1)		$18.25	05/29/17

John A. Shea	34.428				$21.91	11/9/2010	4,296	(2)	$102,760
	25,821				$29.36	11/9/2010	4,296	(2)	$102,760
	65,957				$21.91	03/22/12	8,824	(1)	$211,070
		17,818	(1)		$18.25	05/29/17

Raymond R. Kubis	66,760				$10.82	03/22/12	5,401	(2)	$129,192
	122,158				$16.24	03/22/09	5,401	(2)	$129,192
	65,957				$21.91	03/22/12	8,824	(1)	$211,070
		17,818	(1)		$18.25	05/29/17

(1)	One-quarter vested on May 29, 2008, one-quarter vests on May 29, 2009, one quarter vests on May 29, 2010, and one quarter vests on May 29, 2011.
(2)	One half vests on January 1, 2009, and one-half vests on January 1, 2010.
(3)	Based on a closing stock price of our common stock of $23.92 on March 31, 2008.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2008

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John D. Craig	776,656	$5,483,054	11,783	$294,104

Michael T. Philion	378,363	$3,785,419	4,296	$107,228

Richard W. Zuidema	285,492	$2,746,341	4,296	$107,228

John A. Shea	142,158	$1,291,505	4,296	$107,228

Raymond R. Kubis	171,000	$1,670,508	5,400	$134,784

(1)	Values stated are taxable income of each exercise, calculated by subtracting the exercise cost from the fair market value at exercise.
(2)	Based on December 31, 2007 (the last trading prior to the date the shares vested), closing price of $24.96.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, all of our named executive officers have entered into employment agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment.

We may terminate the employment of each of Messrs. Craig, Philion, Zuidema, Shea or Kubis for cause if any has been involved in the following: (i) the commission of a felony or crime involving moral turpitude; (ii) a knowing and intentional fraud; (iii) an act or omission that is materially injurious to us; or (iv) the willful and continued failure or refusal to substantially perform the executive’s duties as our employee. In addition, Messrs. Craig, Philion, Zuidema, Shea, and Kubis may resign from employment at any time for any or no reason. If we were to terminate the employment of any of these executives for cause, or if any executives were to resign without good reason (as defined below), the executives would only be entitled to payment of their current base salary through the date of termination.

If we were to terminate the employment of Messrs. Craig, Philion, Zuidema, Shea, or Kubis without cause, or if any of them were to resign for good reason (as defined below), we would be obligated to pay the following:

•	continuation of current base salary for three years for Mr. Craig and two years for Messrs. Philion, Zuidema, Shea, and Kubis (such payment periods are referred to as the “severance period”);

•

for the fiscal year in which the termination occurs and for each whole fiscal year following the termination year included in the severance period, an amount equal to the average of the bonuses paid to the executives for the two fiscal years preceding the termination year (or for any partial fiscal year immediately preceding the end of the severance period, a pro rata portion of such amount); and

•

participation in all employee welfare benefit plans or programs, provided however, that such participation will cease when the executives become eligible to participate in comparable programs of a subsequent employer.

In addition, upon Mr. Craig’s termination of employment, for any reason other than a termination for cause, termination without good reason, or termination due to death, we will assign to Mr. Craig all right, title, and interest in and under certain individual disability and split dollar life insurance policies that we maintain on his behalf.

Mr. Kubis is also entitled to receive one-half of the cost of tax preparation services for the year of termination in the event his employment is terminated for any reason other than a voluntary resignation.

Notwithstanding the foregoing, either party may give the other party notice not to extend the employment term beyond: (a) three years from the date of such notice, in the case of Mr. Craig, or (b) two years from the date of such notice, in the case of Messrs. Philion, Zuidema, or Shea. Additionally, if less than three years remain until Mr. Craig reaches age 65 or if less than two years remain until Messrs. Philion, Zuidema, Shea, or Kubis reach age 65, the severance period will be the period from the date of termination until the date the executives reach age 65.

“Good reason” means, with respect to Messrs. Craig, Philion, Zuidema, and Shea, any of the following:

•	a decrease in base salary;

•	a material diminution of authority, responsibilities, or position of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	our giving notice that we intend to discontinue the automatic extension of the employment agreement.

“Good reason” means, with respect to Mr. Kubis, any of the following:

•	any reason entitling Mr. Kubis to terminate the agreement under applicable Swiss law;

•	a decrease in base salary;

•	a material diminution of Mr. Kubis’ authority, responsibilities, or positions; or

•

relocation from Zurich, Switzerland, except that, upon 90 days prior to notice and our undertaking to pay reasonable relocation expenses, we can relocate Mr. Kubis to another location in Western Europe.

The employment agreements for each of the executives provide that if any amounts payable (whether pursuant to their respective employment agreements or otherwise) are subject to excise tax under Code Section 4999, we will provide the executives with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executives would retain an amount before payment of income and employment taxes equal to the underlying payment. Except for acceleration of the vesting of unvested equity awards, no special benefit is payable to our named executive officers solely in the event of a change in control.

In the event we terminate the employment of Messrs. Craig, Philion, Zuidema, or Shea due to death or disability, each is entitled to receive one year of base salary in the event of death and six months of base salary, in the event of disability. If Mr. Kubis is unable to perform his duties due to illness, accident, or any other cause through no fault of his own, we will continue to pay his base salary for up to six months, provided however, that such amount will be reduced by any payments by third parties under any accident or health or medical insurance policies.

Each named executive officer is entitled to full acceleration of vesting of outstanding equity awards in the event of:

•	involuntary termination of employment without cause,

•	voluntary termination of employment for good reason,

•	our change in control,

•	termination for disability, or

•	death.

The tables below reflect the incremental amount of compensation payable to each of the named executive officers under various scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2008. These amounts do not include benefits earned or vested as of March 31, 2008, or benefits provided under insurance or regular programs available to salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officers at the time of the event.

Name	Payment Type	Change in Control	Termination for Disability		Involuntary Termination Not for Cause Voluntary Termination For Good Reason(1)
					Death	Absent Change in Control	Following a Change in Control
John D. Craig	Severance	$0	$407,500		$815,000	$4,923,886	$4,923,886
	Welfare benefits continuation(2)	$0	$0		$0	$136,048	$136,048
	Value of insurance policies(3)	$0	$277,126		$0	$277,126	$277,126
	Value of accelerated stock options	$473,150	$473,150		$473,150	$473,150	$473,150
	Value of accelerated restricted stock and stock units	$1,552,169	$1,552,169		$1,552,169	$1,552,169	$1,552,169
	Potential Excise Tax Gross-Up	$0	N/A		N/A	N/A	$0

	Total	$2,025,319	$2,709,945		$2,840,319	$7,362,379	$7,362,379

Michael T. Philion	Severance	$0	$188,500		$377,000	$1,269,576	$1,269,576
	Welfare benefits continuation(2)	$0	$0		$0	$86,447	$86,447
	Value of accelerated stock options	$101,028	$101,028		$101,028	$101,028	$101,028
	Value of accelerated restricted stock and stock units	$416,591	$416,591		$416,591	$416,591	$416,591
	Potential Excise Tax Gross-Up	$0	N/A		N/A	N/A	$0

	Total	$517,619	$706,119		$894,619	$1,873,641	$1,873,641

Richard W. Zuidema	Severance	$0	$189,000		$378,000	$1,273,044	$1,273,044
	Welfare benefits continuation(2)	$0	$0		$0	$98,395	$98,395
	Value of accelerated stock options	$101,028	$101,028		$101,028	$101,028	$101,028
	Value of accelerated restricted stock and stock units	$416,591	$416,591		$416,591	$416,591	$416,591
	Potential Excise Tax Gross-Up	$0	N/A		N/A	N/A	$0

	Total	$517,619	$706,619		$895,619	$1,889,058	$1,889,058

John A. Shea	Severance	$0	$183,500		$367,000	$1,235,498	$1,235,498
	Welfare benefits continuation(2)	$0	$0		$0	$59,560	$59,560
	Value of accelerated stock options	$101,028	$101,028		$101,028	$101,028	$101,028
	Value of accelerated restricted stock and stock units	$416,591	$416,591		$416,591	$416,591	$416,591
	Potential Excise Tax Gross-Up	$0	N/A		N/A	N/A	$0

	Total	$517,619	$701,119		$884,619	$1,812,677	$1,812,677

Raymond R. Kubis	Severance	$0	$260,716	(4)	$0	$1,644,912	$1,644,912
	Welfare benefits continuation(2)	$0	$0		$0	$14,310	$14,310
	Tax preparation	$0	$7,544		$7,544	$7,544	$7,544
	Value of accelerated stock options	$101,028	$101,028		$101,028	$101,028	$101,028
	Value of accelerated restricted stock and stock units	$469,454	$469,454		$469,454	$469,454	$469,454
	Potential Excise Tax Gross-Up	$0	N/A		N/A	N/A	$0

	Total	$570,482	$838,741		$578,025	$2,237,247	$2,237,247

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits provided during the severance period.
(3)	Cash surrender value as of March 31, 2008.
(4)	If executive is unable to perform his work due to illness, accident, or any other cause through no fault of his own, we will continue to pay his base salary for up to six months following termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board recently adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person (as defined by Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2008, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the Morgan Stanley Funds, in an indemnity and expense agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Relationship with Metalmark and Morgan Stanley

As of March 31, 2008, Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley, acts as an agent under our senior secured credit facility. In connection with our March 2004 refinancing of our then existing credit agreements and related recapitalization, Morgan Stanley Senior Funding and EnerSys entered into a senior secured revolving credit facility, senior secured term loan B and a senior secured lien term loan. Morgan Stanley Senior Funding is not entitled to receive any ongoing fees or expense reimbursements for any services rendered under the credit agreements. Morgan Stanley Senior Funding is not committed to fund any portion of the senior secured term loan B and, accordingly, will not receive any amounts if any of those loans are prepaid. Since our 2006 fiscal year, EnerSys has paid no interest and fees to Morgan Stanley Senior Funding pursuant to these facilities.

Since the beginning of our 2006 fiscal year, EnerSys has not engaged any other affiliates of Morgan Stanley to provide any services for us.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

Institutional Stockholders hold approximately 15.1% of the outstanding shares of our common stock. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be able to significantly influence our management and policies. In addition, Metalmark may be able to significantly influence matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For more information, see “General Information—Metalmark and Our Institutional Stockholders” herein.

Securityholder Agreement

We entered into a securityholder agreement with MSCP Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our initial public offering in 2004, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Messrs. John D. Craig, Michael T. Philion, Richard W. Zuidema, John A. Shea and Raymond R. Kubis (collectively, the “Management Securityholders”) are subject to the Securityholder Agreement. The Management Securityholders own an aggregate of 2,242,195 outstanding shares of our common stock and vested options to purchase an aggregate of 1,863,198 shares of common stock. Collectively, as of June 2, 2008, the Institutional Stockholders and Management Securityholders owned an aggregate of 9,712,756 outstanding shares of our common stock (including 60,144 shares of unvested restricted stock), constituting approximately 19.6% of our outstanding shares of common stock.

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors. The Securityholder Agreement and the Subadvisory Agreement permits Metalmark, until the Institutional Stockholders cease to own at least 15% of our outstanding common stock, to designate such number of nominees for election to our Board of Directors, which, when taken together with the sitting directors designated by Metalmark, is proportionate to the aggregate percentage of our outstanding common stock held by Institutional Stockholders at the time of election of such nominees. For information on voting by parties to the Securityholder Agreement, see “General Information—Metalmark and Our Institutional Stockholders” and “Corporate Governance” herein. Such rights are subject to any listing requirement of the NYSE on which the shares of our common stock trade, and to any other requirements of the Exchange Act, which may require that some of such nominees and committee members be “independent,” as such term is defined in Rule 10A 3(b)(i) under the Exchange Act or otherwise.

We have agreed that the MSCP Funds, the J.P. Morgan Funds and the GM Stockholders have the ability, subject to certain exceptions, to require us to register the shares of common stock held by parties to the Securityholder Agreement in connection with the resale of such shares, so long as the aggregate market value of the shares to be registered is at least $50 million, in the case of requests involving an underwritten public offering, or $15 million, in the case of any other public offering. In addition, each party to the Securityholder Agreement will have the ability to exercise certain “piggyback” registration rights in connection with other registered offerings by us. We have agreed to pay all registration expenses in connection with the exercise of the registration rights included under the Securityholder Agreement. In addition, we have agreed to indemnify the parties to the Securityholder Agreement who exercise their registration rights against certain liabilities, including under the Securities Act.

Employment of Related Parties

Mr. Michael Shea, brother of Mr. John Shea, Executive Vice President, Americas, and Mr. Thomas Larkin, brother-in-law of Mr. John Shea, were both employed by one of our subsidiaries during fiscal year 2008. Mr. Michael Shea is employed as a General Manager and received total compensation (base salary plus bonus) of $169,671 in fiscal year 2008, in addition to customary employee benefits. This compensation is inclusive of the 21% increase in base salary, resulting from his April 1, 2007, promotion to General Manager. On May 29, 2007, Mr. Michael Shea received 674 stock options and 334 restricted stock units, valued at $12,191 on the date of grant, which grants were reported on our Proxy Statement for fiscal year 2007. On May 21, 2008, Mr. Michael Shea received 495 restricted stock units, valued at $14,944 on the date of grant. Mr. Larkin is employed as a District Sales Manager and received total compensation (base salary plus bonus) of $158,614 in fiscal year 2008, in addition to customary employee benefits. On May 29, 2007, Mr. Larkin received 434 stock options and 215 restricted stock units, valued at $7,848 on the date of grant, which grants were reported on our Proxy Statement for fiscal year 2007. These transactions were ratified by our Audit Committee pursuant to our Related Person Transactions Policy.

Registration and Secondary Offerings

During fiscal year 2008, we paid approximately $610,000 in professional and other fees in connection with a shelf registration statement and three (3) secondary offerings, relating to the sale of sixteen (16) million shares of our common stock by the Institutional Stockholders. Pursuant to the Securityholders Agreement, we are contractually obligated to pay such fees within the limits set forth therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2008 with the exception of a Form 3 for Raymond E. Mabus, Jr., reporting his beneficial ownership upon appointment as a director. The one (1) day delay was due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and executive officers as a group as of June 2, 2008, the Record Date.

Name	Number of Shares(1)	Percent(1)
Metalmark Capital LLC(2)(3) 1177 Avenue of Americas New York, NY 10036	5,632,357	11.4%
Dimensional Fund Advisors LP(4) 1299 Ocean Avenue Santa Monica, CA 90401	3,432,075	6.9%
AXA Financial, Inc.(5) 1290 Avenue of the Americas New York, NY 10104	6,143,341	12.4%
Tontine Overseas Associates, LLC(6) 55 Railroad Avenue Greenwich, CT 06830	5,796,489	11.6%
Hwan Yoon Chung(7)(8)	0	*
John D. Craig(9)	1,049,168	2.1%
Howard I. Hoffen(7)	5,679,034	11.5%
Michael C. Hoffman(7)	5,679,034	11.5%
Arthur T. Katsaros(10)	5,372	*
Raymond R. Kubis(11)	272,794	*
John F. Lehman(12)	7,872	*
Raymond E. Mabus, Jr.(13)	0	*
Dennis S. Marlo(14)	17,872	*
Robert Magnus(15)	0	*
Joseph C. Muscari	0	*
Michael T. Philion(16)	342,943	*
John A. Shea(17)	135,124	*
Richard W. Zuidema(18)	442,166	*
All current directors and executive officers as a group (13 persons)(19)	7,949,757	15.3%

*	Does not exceed 1% of the class based on 49,596,280 shares of common stock outstanding as of June 2, 2008.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner within 60 days of the record date of June 2, 2008.
(2)	Metalmark, the Institutional Stockholders, certain members of our senior management and our company have entered into the Securityholder Agreement, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein. The shares reflected in the table above do not include the 1,838,204 shares held collectively by MSCI IV L.P. (141,843 shares), the MSGEM Funds (535,693 shares), the J.P. Morgan Funds (624,977 shares) and the GM Stockholders (535,692 shares).
(3)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement.
(4)	Information about Dimensional Fund Advisors LP is derived from its 13F Report filed with the SEC reporting ownership as of March 31, 2008.
(5)	Includes AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA. Information about AXA Financial, Inc. is derived from its Amendment No. 1 to Schedule 13G/A filed with the SEC for the period ending February 29, 2008.
(6)	Includes Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Partners, L.P., Tontine Management, L.L.C., and Jeffrey L. Gendell. Information about Tontine Overseas Associates, LLC is derived from its Amendment No. 1 to Schedule 13G/A filed with the SEC for the period ending February 27, 2008.
(7)	Messrs. Hoffen and Hoffman are Managing Directors of Metalmark and exercise shared voting or investment power over 5,679,034 shares, including 12,500 shares subject to vested stock options but excluding 9,912 unvested restricted stock units, beneficially owned by Metalmark. Messrs. Hoffen, Chung, and Hoffman disclaim beneficial ownership of such shares as a result of their respective employment arrangements with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(8)	Excludes 2,478 unvested restricted stock units.
(9)	Mr. Craig holds shared voting or investment power over 204,244 shares. The number and percentage of shares beneficially owned by Mr. Craig include 844,924 vested stock options and 23,566 shares of restricted stock but exclude 95,963 unvested restricted stock units and 187,212 unvested stock options.
(10)	Mr. Katsaros holds sole voting and investment power over 2,872 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 2,500 vested stock options but exclude 2,478 unvested restricted stock units.
(11)	Mr. Kubis holds shared voting or investment power over 27,465 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 245,329 vested stock options and 10,802 shares of restricted stock but exclude 18,211 unvested restricted stock units and 48,259 unvested stock options. The number and percentage of shares beneficially owned by Mr. Kubis also includes 2,000 shares that Mr. Kubis holds indirectly as custodian for the account of his children.
(12)	Mr. Lehman holds sole voting and investment power over 12,872 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 vested stock options but exclude 2,478 unvested restricted stock units.
(13)	Excludes 2,478 unvested restricted stock units.
(14)	Mr. Marlo holds sole voting and investment power over 12,872 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 vested stock options but exclude 2,478 unvested restricted stock units.
(15)	Gen. Magnus will not become a director until July 18, 2008.
(16)	Mr. Philion holds shared voting or investment power over 23,708 shares. The number and percentage of shares beneficially owned by Mr. Philion include 319,235 vested stock options and 8,592 shares of restricted stock but exclude 18,211 unvested restricted stock units and 48,259 unvested stock options.
(17)	Mr. Shea holds shared voting or investment power over 104,849 shares. The number and percentage of shares beneficially owned by Mr. Shea include 30,275 vested stock options and 8,592 shares of restricted stock but exclude 18,211 unvested restricted stock units and 48,259 unvested stock options.

(18)	Mr. Zuidema holds shared voting or investment power over 18,731 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 423,435 vested stock options and 8,592 shares of restricted stock but exclude 18,211 unvested restricted stock units and 48,259 unvested stock options.
(19)	Such persons hold shared or sole voting or investment power over 6,056,559 shares. The number and percentage of shares beneficially owned by such persons include 1,893,198 vested stock options and 60,144 shares of restricted stock but exclude 188,631 unvested restricted stock units and 395,248 unvested stock options.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2009 Annual Meeting of Stockholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Secretary), no later than February 17, 2009.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2009 Annual Meeting of Stockholders, this period will begin on March 19, 2009, and end on April 18, 2009.

Nominations for Election of Directors

In accordance with the Bylaws of EnerSys, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2009 Annual Meeting of Stockholders, this period will begin on March 19, 2009, and end on April 18, 2009.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for 2008

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2008, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2008, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2008, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema
Secretary

APPENDIX A

ENERSYS

INDEPENDENCE STANDARDS

A director is independent if the Board has made an affirmative determination that such director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company and the Board will apply the following guidelines that are consistent with the independent requirements as defined under the NYSE Listing Standards. A director will be deemed not to be independent by the Board if the Board finds that:

a. a director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

b. a director has received or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service;

c. a director (i) is or has an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; (ii) is a current employee of such a firm; (iii) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) was or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

d. a director is or has an immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

e. a director is currently employed, or a director’s immediate family member is currently employed as an executive officer, by an entity (including a tax-exempt entity) that makes payments to, or receives payments from, the Company for property or services (other than charitable contributions) in an amount that exceeds, in a single fiscal year, the greater of $1 million or two percent of that entity’s consolidated gross revenues; or

f. a director, or a director’s immediate family serves as an officer, director or trustee of a charitable organization, where the Company’s discretionary contributions are in an amount that exceeds the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of this Appendix A, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home; and “Company” includes any subsidiary in the consolidated group with the Company.

A-1

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting via the telephone, Internet, or returning your proxy in the enclosed envelope. If you receive more than one proxy card, please vote with respect to each card you receive.

Sign and date proxy card on the reverse side.

ê     Please fold and detach card at perforation before mailing.    ê

ENERSYS	PROXY

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 and “FOR” PROPOSAL 2.

Proposal 1:	ELECTION OF CLASS I DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2011 ANNUAL MEETING OF STOCKHOLDERS
	(1)	John F. Lehman	(2)	Raymond E. Mabus, Jr.	(3)	Dennis S. Marlo

	❑	FOR all nominees listed above (except as marked to the contrary below)			❑	WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

Proposal 2:	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009

	❑ FOR		❑ AGAINST		❑ ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

❑	Please mark here if you plan to attend the Annual Meeting.

❑	Mark this box if you have more than one account and want to discontinue receiving multiple copies of future annual reports and proxy statements.

(Continued and to be signed on the reverse side)

c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509	V O T E B Y T E L E P H O N E Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on July 17, 2008, to be counted in the final tabulation.

If you vote by telephone or over the Internet, you do not need to mail your proxy card.

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Sign and date proxy card below.

ê    Please fold and detach card at perforation before mailing.    ê

ENERSYS 2008 ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS.

The undersigned hereby appoints Richard W. Zuidema and Michael T. Philion or any of them, with full powers of substitution, to act as proxy or proxies for the undersigned to vote as indicated on the reverse all shares of Common Stock of EnerSys (the “Company”) that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 17, 2008, at the Company’s corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, at 10:00 a.m. local time and at any and all adjournments or postponements thereof. This proxy may be revoked any time before it is exercised.

☐	Mark box for address change and note at left.

Dated:	, 2008

Signature

Signature if held jointly

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.